Exhibit 99.4

BIRD GLOBAL, INC.

2021 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein; in addition, Earnout Participants are eligible to be granted Restricted Earnout Shares, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, the Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2 Share Recycling. Subject to Section 4.3, if all or any part of an Award or a Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award (or part of such Award or Prior Plan Award), the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award or Prior Plan Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3 Earnout Share Reserve; Management Reserve Shares.

(a) The Company shall be entitled to issue Restricted Stock Awards subject to Earnout Vesting Conditions in satisfaction of its obligations pursuant to Section 3.03(h) of the Business Combination Agreement (“Restricted Earnout Shares”), which shall reduce the Earnout Share Reserve and the Overall Share Limit. Any Awards granted pursuant to this Section 4.3(a) that are forfeited, expire or lapse due to the termination of an Earnout Participant’s status as a Service Provider shall again become available for Restricted Earnout Share grants hereunder pro-rata to remaining holders of Restricted Earnout Shares in satisfaction of the Company’s obligations under the Business Combination Agreement. Notwithstanding the generality of the foregoing, upon the expiration of the Earnout Period (as defined in the Business Combination Agreement), any Awards granted pursuant to this Section 4.3(a), or portion thereof, with respect to which the applicable Earnout Vesting Conditions have not been satisfied and any Shares that remain available for grant pursuant to the Earnout Share Reserve automatically and without further action shall be forfeited and shall not become or again be available for Award grants under the Plan. Shares issued pursuant to this Section 4.3(a) may be issued as Shares of Class A Common Stock or Shares of Class X Common Stock, as set forth in Section 3.03(h) of the Business Combination Agreement. Restricted Earnout Share grants shall not be entitled to dividends paid with respect to such Shares of Class A Common Stock or Shares of Class X Common Stock, as applicable, during the Earnout Period.

(b) The Company shall be entitled to grant Awards covering Management Reserve Shares to certain members of the Company’s management team, which shall be designated as “Management Awards.” Management Awards may be subject to time-vesting conditions as determined by the Administrator in its sole discretion. In addition, all Management Awards shall be subject to the Earnout Vesting Conditions. Notwithstanding anything to the contrary contained herein, if all or any part of an Award covering Management Reserve Shares expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, that is not due to the failure to achieve the Earnout Vesting Conditions and is in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or part of the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan subject to the terms of this Section 4.3(b). Further notwithstanding anything to the contrary contained herein, upon the expiration of the Earnout Period, any Management Awards, or portion thereof, with respect to which the applicable Earnout Vesting Conditions have not been satisfied and any Management Reserve Shares that remain available for grant automatically and without further action shall be forfeited and shall not become or again be available for Award grants under the Plan. Shares issued pursuant to this Section 4.3(b) may be issued as Shares of Class A Common Stock or Shares of Class X Common Stock, as determined by the Administrator in its sole discretion. Management Awards granted pursuant to this Section 4.3(b) shall not be entitled to dividends paid with respect to such Shares of Class A Common Stock or Shares of Class X Common Stock, as applicable, during the Earnout Period.

4.4 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 200,000,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.5 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

4.6 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $1,000,000 (the “Director Limit”) (which limits shall not apply to the compensation for any non-employee Director of the Company who serves in any capacity in addition to that of a non-employee Director for which he or she receives additional compensation).

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d) to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.

6.2 Restricted Stock.

(a) Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3 Restricted Stock Units.

(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

7.1 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.

7.2 Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1 Equity Restructuring(a) . In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment; provided, further, that Awards held by members of the Board will be settled in Shares on or immediately prior to the applicable event if the Administrator takes action under this clause (a);

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; and/or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain Designated Beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Status. The Administrator will determine how the disability, death, retirement, an authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their fair market value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a fair market value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10 Broker-Assisted Sales9.11 . In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5 above: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.

MISCELLANEOUS

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date the Board adopts the Plan (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary contained herein, if the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan, and the Prior Plan will continue in full force and effect in accordance with its terms.

10.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made. Furthermore, notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13 Clawback Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such clawback policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.4 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5 “Board” means the Board of Directors of the Company.

11.6 “Business Combination Agreement” means that certain Business Combination Agreement by and among Switchback II Corporation, a Cayman Islands exempted company, Maverick Merger Sub, a Delaware corporation, and the Company, dated as of May 11, 2021.

11.1 “Cause” means the occurrence of any one or more of the following (except as otherwise provided in an applicable employment agreement, or other applicable written agreement between Participant and the Company):

(a) any material breach by Participant of any material written agreement between Participant and the Company and Participant’s failure to cure such breach within 30 days after receiving written notice thereof;

(b) any failure by Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time;

(c) neglect or persistent unsatisfactory performance of Participant’s duties and Participant’s failure to cure such condition within 30 days after receiving written notice thereof;

(d) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or the Chief Executive Officer of the Company and Participant’s failure to cure such condition within 30 days after receiving written notice thereof;

(e) Participant’s conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company;

(f) Participant’s commission of or participation in an act of fraud against the Company;

(g) Participant’s intentional material damage to the Company’s business, property or reputation; or

(h) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company.

For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of Participant’s death or disability. The determination as to whether a Participant’s continuous service has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on Participant. The term “Company” will be interpreted to include any Subsidiary, parent, affiliate, or any successor thereto, if appropriate.

11.7 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, (1) the conversion of shares of Class X Common Stock into shares of Class A Common Stock upon the Sunset Date (as such term is defined in the Company’s certificate of incorporation) shall not constitute a Change in Control and (2) if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8 “Class A Common Stock” means the Class A common stock of the Company, par value of $0.0001 per share.

11.9 “Class X Common Stock” means the Class X common stock of the Company, par value of $0.0001 per share.

11.10 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.11 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.12 “Common Stock” means the Class A Common Stock.

11.13 “Company” means Bird Global, Inc., a Delaware corporation, or any successor.

11.14 “Consultant” means any consultant, advisor or other person or entity that is not an Employee, in each case, that can be granted an Award that is eligible to be registered on a Form S-8 Registration Statement.

11.15 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.16 “Director” means a Board member.

11.17 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.18 “Earnout Participant” means the holder of an Exchanged Option, Exchanged RSU Award or Exchanged Restricted Stock (each, as defined in the Business Combination Agreement) as of the Acquisition Merger Effective Time (as defined in the Business Combination Agreement).

11.19 “Earnout Share Reserve” means 2,072,666 Shares but, for the avoidance of doubt, excluding the Management Reserve Shares.

11.20 “Earnout Vesting Conditions” means performance vesting conditions that are consistent with, and in the same proportion as, those described in Sections 3.03(a)-(d) of the Business Combination Agreement.

11.21 “Employee” means any employee of the Company or its Subsidiaries.

11.22 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.23 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.24 “Fair Market Value” means, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.25 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.26 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.27 “Management Reserve Shares” means 30,000,000 Shares issuable pursuant to Awards that are granted to certain members of the Company’s management team and designated by the Administrator as “Management Awards.”

11.28 “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.29 “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.30 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.31 “Overall Share Limit” means the sum of (a) 27,428,064 Shares, (b) any Shares which, as of the Effective Date, are subject to Prior Plan Awards which, on or following the Effective Date, become available for issuance under the Plan pursuant to Article IV (which aggregate number added to the Overall Share Limit shall not exceed 17,820,688 Shares), (c) the Earnout Share Reserve and (d) the Management Reserve Shares. In addition, on the first day of each calendar year beginning on and including January 1, 2022 and ending on and including January 1, 2031, the Overall Share Limit shall be increased by a number of Shares equal to the lesser of (i) a number equal to 5% of the aggregate number of shares of Class A Common Stock and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.

11.32 “Participant” means a Service Provider who has been granted an Award, or any Earnout Participant.

11.33 “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human capital management (including diversity and inclusion); supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

11.34 “Plan” means this 2021 Incentive Award Plan.

11.35 “Prior Plan” means the Bird Rides, Inc. 2017 Stock Plan, as amended.

11.36 “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

11.37 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.38 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.39 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.40 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.41 “Securities Act” means the Securities Act of 1933, as amended.

11.42 “Service Provider” means an Employee, Consultant or Director.

11.43 “Shares” means, except as otherwise provided herein, shares of Class A Common Stock and, with respect to Section 4.3, shares of Class X Common Stock.

11.44 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.45 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.46 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.47 “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

ADDENDUM A

2021 INCENTIVE AWARD PLAN

(Israeli Participants)

1. General:

1.1 This Israeli Addendum (the “Israeli Addendum”) shall apply only to Participants who are both (a) residents of the State of Israel or those who are deemed to be residents of the State of Israel for tax purposes and (b) Bird Rides Israel Ltd.’s (the “Israeli Subsidiary”) employees, directors, consultants and contractors (collectively, “Israeli Participants”). This Israeli Addendum is adopted according to the “Bird Global, Inc. 2021 Incentive Award Plan” (the “Plan”), including Section 10.5 to it, and the provisions specified hereunder shall form an integral part of the Plan, which applies to the grant of Awards.

1.2 This Israeli Addendum is to be read as a continuation of the Plan and only modifies the terms of Awards granted to Israeli Participants so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of the Israeli Tax Ordinance (as defined below), as may be amended or replaced from time to time. For the avoidance of doubt, this Israeli Addendum does not add to or modify the Plan in respect of any other category of Participants.

1.3 The Plan and this Israeli Addendum are complimentary to each other and shall be deemed as one. In any case of contradiction with respect to Awards granted to Israeli Participants, whether explicit or implied, between the provisions of this Israeli Addendum and the Plan, the provisions set out in this Israeli Addendum shall prevail.

1.4 Any capitalized term not specifically defined in this Israeli Addendum shall be construed according to the definition or interpretation given to it in the Plan.

2. Definitions:

“102 Award” means a grant of an Award to an Israeli employee, director or other office holder of the Company and/or its Israeli Subsidiary, as the case may be, other than to a Controlling Shareholder, pursuant to the provisions of Section 102 of the Tax Ordinance, the 102 Rules, and any other regulations, rulings, procedures or clarifications promulgated thereunder, or under any other section of the Tax Ordinance that will be relevant for such issuance in the future, provided, however, that such Awards shall not be settled in cash in respect of Israeli Participants.

“102(c) Award” means a 102 Award that will not be subject to a Taxation Route, as detailed in Section 102(c) of the Tax Ordinance.

“3(i) Award” means a grant of an Award to an Israeli consultant, contractor or a Controlling Shareholder of the Company and/or its Israeli Subsidiary, as the case may be, pursuant to the provisions of Section 3(i) of the Tax Ordinance and the rules and regulations promulgated thereunder, or any other section of the Tax Ordinance that will be relevant for such issuance in the future.

“Affiliate” means, with respect to Israeli Participants, any company (i) that holds at least 10% of the issued share capital of the Company or of its voting power, or (ii) in which the Company holds at least 10% of the issued share capital or voting power, or (iii) in which a company under clause (i) above also holds at least 10% of its issued share capital or voting power.

“Beneficial Holder” means the Israeli Participant for the benefit of whom the Trustee holds an Award in Trust.

“Capital Gains Route” means the capital gains tax route under Section 102(b)(2) of the Tax Ordinance.

“Controlling Shareholder” means a “controlling shareholder” of the Company, as such term is defined in Section 32(9)(a) of the Tax Ordinance.

“Exercised Shares” means Common Stocks resulting from the exercise or vesting of an Award.

“Minimum Trust Period” means the minimum period of time required under a Taxation Route for Awards and/or Exercised Shares to be held in Trust in order for the Beneficial Holder to enjoy to the fullest extent the tax benefits afforded under such Taxation Route, as prescribed at any time by Section 102 of the Tax Ordinance.

“Ordinary Income Route” means the ordinary income route under Section 102(b)(1) of the Tax Ordinance.

“Rights” means rights issued in respect of Exercised Shares, including bonus shares.

“102 Rules” means the Israeli Income Tax Rules (Tax Relief in Issuance of Shares to Employees), 2003, as amended.

“Taxation Route” means each of the Ordinary Income Route or the Capital Gains Route.

“Tax Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961, as amended.

“Trust” means the holding of an Award or Exercised Share by the Trustee in Trust for the benefit of the Beneficial Holder, pursuant to the instructions of a Taxation Route.

“Trustee” means a trustee designated by the Board in accordance with the provisions of Section 3 below and, with respect to 102 Awards, approved by the Israeli Tax Authorities.

3. Administration:

3.1 Subject to the general terms and conditions of the Plan, the Tax Ordinance, and any other applicable laws and regulations, the Board shall have the full authority in its discretion, from time to time and at any time, to determine:

(a) With respect to grants of 102 Awards - whether the Company shall elect the Ordinary Income Route or the Capital Gains Route for grants of 102 Awards, and the identity of the trustee who shall be granted such 102 Awards in accordance with the provisions of the Plan and the then prevailing Taxation Route.

(b) In the event the Board determines that the Company shall elect one of the Taxation Routes for grants of 102 Awards, all grants of 102 Awards made following such election, shall be subject to the elected Taxation Route and the Company shall be entitled to change such election only following the lapse of one year from the end of the tax year in which 102 Awards are first granted under the then prevailing Taxation Route or following the lapse of any shorter or longer period, if provided by law; and

(c) With respect to the grant of 102 (c) and 3(i) Awards—whether or not such Awards shall be granted to a trustee in accordance with the terms and conditions of the Plan, and the identity of the trustee who shall be granted such Awards in accordance with the provisions of the Plan.

3.2 Notwithstanding the aforesaid, the Board may, from time to time and at any time, grant 102(c) Awards.

4. Grant of Awards and Issuance of Shares:

Subject to the provisions of the Tax Ordinance and applicable law:

(a) All grants of Awards to Israeli employees, directors and office holders of the Company and/or the Israeli Subsidiary, as the case may be, other than to a Controlling Shareholder, shall be of 102 Awards; and

(b) All grants of Awards to Israeli consultants, contractors or Controlling Shareholders of the Company and/or the Israeli Subsidiary, as the case may be, shall be of 3(i) Awards.

5. Trust:

5.1 General.

(a) In the event Awards are deposited with a Trustee, the Trustee shall hold each such Award and any Exercised Shares in Trust for the benefit of the Beneficial Holder.

(b) In accordance with Section 102, the tax benefits afforded to 102 Awards (and any Exercised Shares) in accordance with the Ordinary Income Route or Capital Gains Route, as applicable, shall be contingent upon the Trustee holding such 102 Awards for the applicable Minimum Trust Period.

(c) With respect to 102 Awards granted to the Trustee, the following shall apply:

(i) A Participant granted 102 Awards shall not be entitled to sell the Exercised Shares or to transfer such Exercised Shares (or such 102 Awards) from the Trust prior to the lapse of the Minimum Trust Period; and

(ii) Any and all Rights shall be issued to the Trustee and held thereby until the lapse of the Minimum Trust Period, and such Rights shall be subject to the Taxation Route which is applicable to such Exercised Shares.

(d) Notwithstanding the aforesaid, Exercised Shares or Rights may be sold or transferred, and the Trustee may release such Exercised Shares or Rights from Trust, prior to the lapse of the Minimum Trust Period, provided, however, that tax is paid or withheld in accordance with Section 102 of the Tax Ordinance and Section 7 of the 102 Rules, and any other provision in any other section of the Tax Ordinance and any regulation, ruling, procedure and clarification promulgated thereunder, that will be relevant, from time to time.

(e) The Company shall register the Exercised Shares issued to the Trustee pursuant to the Plan, in the name of the Trustee for the benefit of the Israeli Participants, in accordance with any applicable laws, rules and regulations, until such time that such Shares are released from the Trust as herein provided.

If the Company shall issue any certificates representing Exercised Shares deposited with the Trustee under the Plan, then such certificates shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Exercised Shares are released from the Trust as herein provided.

(f) Subject to the terms hereof, at any time after the Awards are exercised or vested, with respect to any Exercised Shares the following shall apply:

(i) Upon the written request of any Beneficial Holder, the Trustee shall release from the Trust the Exercised Shares issued, on behalf of such Beneficial Holder, by executing and delivering to the Company and/or the Israeli Subsidiary, as the case may be, such instrument(s) as the Company may require, giving due notice of such release to such Beneficial Holder, provided, however, that the Trustee shall not so release any such Exercised Shares to such Beneficial Holder unless the latter, prior to, or concurrently with, such release, provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that payment of all taxes, if any, required to be paid upon such release has been secured.

(ii) Alternatively, subject to the terms hereof, provided the Shares are listed on a national securities exchange, upon the written instructions of the Beneficial Holder to sell any Exercised Shares, the Company and/or the Trustee shall use their reasonable efforts to effect such sale and shall transfer such Shares to the purchaser thereof concurrently with the receipt of, or after having made suitable arrangements to secure, the payment of the proceeds of the purchase price in such transaction. The

Company and/or the Israeli Subsidiary, as the case may be, and/or the Trustee, as applicable, shall withhold from such proceeds any and all taxes required to be paid in respect of such sale, shall remit the amount so withheld to the appropriate tax authorities and shall pay the balance thereof directly to the Beneficial Holder, reporting to such Beneficial Holder the amount so withheld and paid to said tax authorities.

5.2 Voting Rights. Unless determined otherwise by the Board, as long as the Trustee holds the Exercised Shares, the voting rights attached to such Exercised Shares will remain with the Trustee. However, the Trustee shall not be obligated to exercise such voting rights nor notify the Participant of any Shares held in the Trust, of any meeting of the Company’s shareholders or any resolutions adopted by written consent of shareholders.

Without derogating from the above, with respect to 102 Awards, such shares shall be voted in accordance with the provisions of Section 102 and any rules, regulations or orders promulgated thereunder.

5.3 Dividends. Subject to any applicable law, tax ruling or guidelines of the Israeli Tax Authority, as applicable, so long as Shares deposited with the Trustee on behalf of a Beneficial Holder are held in Trust, the cash dividends paid or distributed with respect thereto shall be distributed directly to such Beneficial Holder, subject further to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 of the Tax Ordinance, the 102 Rules and the regulations or orders promulgated thereunder.

5.4 Notice of Exercise. With respect to a 102 Award held in the Trust, a copy of any notice of exercise shall be provided to the Trustee, in such form and method as may be determined by the Trustee in accordance with the requirements of Section 102 of the Tax Ordinance.

6. Award Agreement:

6.1 The Award Agreement shall state, inter alia, whether the Awards granted to Israeli Participants are 102 Awards (and in particular whether the 102 Awards are granted under the Ordinary Income Route, the Capital Gains Route or as 102(c) Awards), or 3(i) Awards. Each Award Agreement evidencing a 102 Award shall be subject to the provisions of the Tax Ordinance applicable to such awards.

6.2 Furthermore, each Israeli Participant of a 102 Award under a Taxation Route shall be required: (i) to execute a declaration stating that he or she is familiar with the provisions of Section 102 of the Tax Ordinance and the applicable Taxation Route; and (ii) to undertake not to sell or transfer the Awards and/or the Exercised Shares prior to the lapse of the applicable Minimum Trust Period, unless he or she pays all taxes that may arise in connection with such sale and/or transfer.

7. Sale:

In the event of a Change in Control, with respect to Exercised Shares held in Trust the following procedure will be applied: The Trustee will transfer the Exercised Shares held in Trust and sign any document in order to effectuate the transfer of such Exercised Shares, including share transfer deeds, provided, however, that the Trustee receives a notice from the Board, specifying that: (i) a Change in Control has occurred and therefore the Trustee is obligated to transfer the Exercised Shares held in Trust; and (ii) the Company and/or the Israeli Subsidiary, as the case may be, is obligated to withhold at the source all taxes required to be paid upon release of the Shares from the Trust and to provide the Trustee with evidence, satisfactory to the Trustee, that such taxes indeed have been paid; and (iii) the Company is obligated to transfer the consideration for the Shares (less applicable tax and compulsory payments) directly to the Participants.

8. Limitations on Transfer:

Notwithstanding anything in else in the Plan, as long as Awards and/or Exercised Shares are held by the Trustee on behalf of the Participant, all rights of the Participant over the Exercised Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

9. Taxation:

9.1 Any tax consequences arising from the grants, or registration of any Award, from the payment for Exercised Shares covered thereby or from any other event or act (of the Company, or its Israeli Subsidiary, or the Trustee or the Israeli Participant), hereunder, shall be borne solely by the Israeli Participant (including, without limitation, Israeli Participant’s social security and national health insurance payments, if applicable). The Company and/or its Israeli subsidiary and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, without derogating from the provisions of the Plan, the Israeli Participant shall indemnify the Trustee and hold it harmless against and from any and all liability for any such tax, including without limitation, monetary liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Israeli Participant.

9.2 The Trustee shall not be required to release any Awards and/or Exercised Shares (or Share certificates) to an Israeli Participant until all required tax payments have been fully made or secured.

9.3 With regards to 102 Awards, any provision of Section 102 of the tax Ordinance, the 102 Rules and the regulations or orders promulgated thereunder, which is necessary in order to receive and/or to preserve any tax treatment pursuant to Section 102 of the Tax Ordinance, which is not expressly specified in the Plan or in this Israeli Addendum, shall be considered binding upon the Company and the Israeli Participant.

9.4 Guarantee. In the event a 102(c) Award is granted to an Israeli Participant, if the Participant’s employment or service is terminated, for any reason, such Participant shall provide the Company, and/or the Israeli Subsidiary, as the case may be, to its full satisfaction, with a guarantee or collateral securing the future payment of all Taxes required to be paid upon the transfer or sale of the Exercised Shares received upon exercise of such 102(c) Award, all in accordance with the provisions of Section 102 of the Tax Ordinance, the 102 Rules and the regulations or orders promulgated thereunder.

10. Termination of Continuous Service Relationship:

It is hereby clarified that the termination of Service Relationship of an Israeli Participant who is an employee of the Company and/or the Israeli Subsidiary, as the case may be, shall be the termination of the employee-employer relationship between the Israeli Participant and the Company and/or the Israeli Subsidiary, as the case may be.

11. Governing Law:

The validity and enforceability of this Israeli Addendum shall be governed by, and construed and enforced in accordance with Applicable Law, without regard to the provisions governing conflict of laws, except to the extent that mandatory provisions of the laws of the State of Israel apply, such as tax laws and labor laws.

12. Compliance with Applicable Laws:

This Israeli Addendum shall be subject to all applicable laws. The grants of Awards and the Exercised Shares under this Israeli Addendum shall entitle the Company or its Israeli Subsidiary to require Israeli Participants to comply with such applicable laws as may be necessary. Furthermore, the grants of any Award under this Israeli Addendum shall be subject to the procurement by the Company or its Israeli Subsidiary of all approvals and permits required by regulatory authorities having jurisdiction over this Israeli Addendum and the Awards granted hereunder.